Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Realty Capital Hospitality Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-208855) on Form S-3D of American Realty Capital Hospitality Trust, Inc. of our report dated March 28, 2016, with respect to the consolidated balance sheets of American Realty Capital Hospitality Trust, Inc., and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the year ended December 31, 2015 and for the period from March 21, 2014 to December 31, 2014 (successor) and the combined statements of operations and comprehensive income (loss), changes in equity, and cash flows for the period from January 1, 2014 to March 20, 2014 (predecessor), and all related financial statement schedules as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of American Realty Capital Hospitality Trust, Inc.

/s/ KPMG LLP
McLean, Virginia
March 28, 2016